FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 29, 2007	Mark W. Sheahan (612) 623-6656

GRACO REPORTS RECORD 2006 RESULTS
NET SALES INCREASE 12 PERCENT
DILUTED EARNINGS PER SHARE INCREASE 21 PERCENT
NET PROFIT MARGIN REACHES A RECORD 18.3 PERCENT

MINNEAPOLIS, MN (January 29, 2007) — Graco Inc. (NYSE: GGG) today announced record 2006 net earnings of $149.8 million on sales of $816.5 million. Diluted net earnings per share were $2.17 versus $1.80 last year, a 21 percent increase. In the fourth quarter of 2006, net sales of $203.4 million were 10 percent higher than last year. Diluted net earnings per share were $0.52 versus $0.46 last year, a 13 percent increase.

Twelve-month sales in the Contractor Equipment segment were $320.5 million versus $305.3 million last year, a 5 percent increase. This increase was driven by higher international sales. In the Industrial Equipment segment, 2006 sales were $416.5 million versus $367.1 million last year, a 13 percent increase. For the year, the Industrial segment experienced growth in all geographic regions. Lubrication Equipment segment sales were $79.5 million versus $59.3 million last year, a 34 percent increase. The Lubriquip acquisition contributed 19 percentage points of this growth.

Twelve-month sales in the Americas were $534.9 million versus $486.2 million last year, a 10 percent increase. Acquired businesses contributed 2 percentage points of the increase. In Europe, sales were $175.7 million versus $151.0 million last year, a 16 percent increase. Europe had double-digit growth in all three segments including a 20 percent increase in Contractor and a 14 percent increase in Industrial. Exchange rate changes added 1 percentage point to Europe’s sales growth for the year. Asia Pacific sales for the year were $105.9 million versus $94.5 million last year, a 12 percent increase. All three segments experienced sales growth in Asia Pacific this year including Contractor, which increased by 25 percent.

Fourth quarter Contractor Equipment sales were $71.0 million versus $72.6 million last year, a 2 percent decrease. Sales in Europe and Asia increased by 30 percent and 21 percent, respectively while sales in the Americas declined 11 percent. The decline in the Americas occurred in both the paint store and home center channels reflecting the impact of a soft U.S. housing market. Industrial Equipment sales were $110.6 million versus $97.4 million last year, a 14 percent increase. This segment continued to experience solid growth in all three geographic regions this quarter. Lubrication Equipment sales in the fourth quarter were $21.8 million versus $15.5 million last year, a 40 percent increase. The Lubriquip acquisition contributed 35 percentage points of sales growth this quarter.

Fourth quarter sales in the Americas were $124.9 million versus $122.0 million last year, a 2 percent increase. Sales increases in the Industrial and Lubrication segments were offset by the aforementioned decline in U.S. Contractor Equipment sales. In Europe, fourth quarter sales were $47.5 million versus $38.6 million last year, a 23 percent increase. Sales in Europe were 14 percent higher than last year’s fourth quarter at constant exchange rates. Solid gains continued across all three segments this quarter including a 30 percent increase in the Contractor segment. Asia Pacific sales for the fourth quarter were $31.0 million versus $25.0 million last year, a 24 percent increase with double-digit gains in all three reportable segments. Sales in Asia Pacific were 21 percent higher than last year at constant exchange rates.

For the year, Graco’s gross profit margin was 53.2 percent versus 51.8 percent last year. A substantial portion of this difference can be attributed to last year’s gross profit margin being reduced by the higher cost of inventory of acquired businesses. The remaining portion of the increase in gross profit margin came from improved manufacturing efficiencies and higher sales volume, which have more than offset the negative impact of higher material, labor and overhead costs. Fourth quarter gross profit margin was 52.7 percent versus 52 percent last year mainly due to the favorable impact of exchange rate changes.

For the year, operating profit margin was 27.7 percent versus 26.1 percent last year. The 2006 operating profit margin was reduced by 30 basis points as the result of the Lubriquip acquisition. The increase in operating profitability for the year was due to a combination of the aforementioned higher gross profits and disciplined spending, which led to lower operating expenses, expressed as a percentage of sales. The fourth quarter operating profit margin of 25.8 percent was 40 basis points lower than last year due to the impact of the Lubriquip acquisition.

Operating expenses for the year were $208.0 million versus $188.3 million last year. Acquired businesses contributed $4 million of incremental operating expenses in 2006.

Included in cost of goods sold and operating expenses were costs and inventory charges related to the Gusmer consolidation activities totaling $4.8 million for the year, including $1.6 million in the fourth quarter. The fourth quarter also included approximately $0.5 million of costs and expenses related to the Lubriquip consolidation.

Graco’s effective tax rate was 33.2 percent for the year and 31.1 percent for the fourth quarter. The lower effective tax rate for the quarter resulted mainly from tax legislation reinstating the research and development credit for the full year.

When compared to 2005 results, the weaker U.S. dollar versus foreign currencies helped to increase twelve-month net sales and net earnings. Favorable translation rates increased net sales and net earnings by approximately $5 million and $2 million for the year, respectively, most of which occurred in the fourth quarter.

For the year, Graco repurchased approximately 2.1 million shares of common stock. As of year-end, the Company had approximately 5 million shares remaining under its existing share repurchase authorization, which expires on February 29, 2008.

“2006 has been another year of record sales and earnings for Graco,” said Chairman, President and Chief Executive Officer David A. Roberts. “Over the past 5 years we have grown our sales and net earnings by 73 percent and 129 percent, respectively. These results demonstrate that our strategies are working. We started 2006 with strong sales growth in all three of our segments. As the year progressed, we experienced sales declines in our U.S. Contractor business due to the softening housing market, but the international Contractor business, along with our Industrial and Lubrication businesses, continued to post solid revenue gains leading to an overall increase in our sales of 12 percent in the second half of the year. The fact that we were able to grow at these rates, in the face of the U.S. housing slowdown, demonstrates the strength of our global presence and diverse end-markets. Graco serves approximately 40 different industries across the globe and having one or two that are soft is not cause for great concern. As such, we continue to plan for higher sales and net earnings growth in 2007.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2005 for a more comprehensive discussion of these and other risk factors.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Tuesday, January 30, 2007, at 11:00 a.m. ET to discuss Graco’s fourth quarter and year-end results. Graco management will host the call.

A real-time, listen-only webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 1:00 p.m. ET on January 30, 2007, by dialing 800.405.2236, pass code 11081328, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3000, with the same pass code. The replay by telephone will be available through February 2, 2007.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

	Fourth Quarter (13 weeks) Ended		Year (52 weeks) Ended
(In thousands, except per share amounts)	Dec. 29, 2006	Dec. 30, 2005	Dec. 29, 2006	Dec. 30, 2005

Net Sales	$203,421	$185,603	$816,468	$731,702
Cost of products sold	96,248	89,133	382,511	352,352

Gross Profit	107,173	96,470	433,957	379,350
Product development	7,733	7,080	29,970	26,970
Selling, marketing and distribution	31,575	27,875	119,122	110,135
General and administrative	15,350	12,918	58,866	51,175

Operating Earnings	52,515	48,597	225,999	191,070
Interest expense	290	184	946	1,374
Other expense (income), net	508	(166)	687	342

Earnings before Income Taxes	51,717	48,579	224,366	189,354
Income taxes	16,100	16,300	74,600	63,500

Net Earnings	$35,617	$32,279	$149,766	$125,854

Net Earnings per Common Share
Basic	$0.53	$0.47	$2.21	$1.83
Diluted	$0.52	$0.46	$2.17	$1.80

Weighted Average Number of Shares
Basic	67,104	68,419	67,807	68,766
Diluted	68,328	69,431	68,977	69,862

Segment Information

	Fourth Quarter (13 weeks) Ended		Year (52 weeks) Ended
(In thousands)	Dec. 29, 2006	Dec. 30, 2005	Dec. 29, 2006	Dec. 30, 2005
Net Sales
Industrial / Automotive	$110,634	$97,423	$416,498	$367,119
Contractor	70,958	72,633	320,476	305,298
Lubrication	21,829	15,547	79,494	59,285

Consolidated	$203,421	$185,603	$816,468	$731,702

Operating Earnings
Industrial / Automotive	$32,665	$28,048	$128,460	$98,330
Contractor	17,302	17,388	89,064	77,598
Lubrication	4,776	4,109	18,744	15,633
Unallocated Corporate Expense	(2,228)	(948)	(10,269)	(491)

Consolidated	$52,515	$48,597	$225,999	$191,070

GRACO INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(In thousands)	Dec. 29, 2006	Dec. 30, 2005
ASSETS
Current Assets
Cash and cash equivalents	$5,871	$18,664
Accounts receivable, less allowances of
$5,800 and $5,900	134,105	122,854
Inventories	76,311	56,547
Deferred income taxes	20,682	14,038
Other current assets	2,014	1,795

Total current assets	238,983	213,898

Property, Plant and Equipment
Cost	278,318	255,463
Accumulated depreciation	(153,794)	(148,965)

Property, plant and equipment, net	124,524	106,498

Prepaid Pension	26,903	29,616
Goodwill	67,174	52,009
Other Intangible Assets, net	50,325	39,482
Other Assets	3,694	4,127

Total Assets	$511,603	$445,630

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Notes payable to banks	$18,363	$8,321
Trade accounts payable	27,442	24,712
Salaries, wages and commissions	26,303	23,430
Dividends payable	11,055	9,929
Other current liabilities	45,766	45,189

Total current liabilities	128,929	111,581

Retirement Benefits and Deferred Compensation	36,946	35,507

Deferred Income Taxes	14,724	10,858

Shareholders' Equity
Common stock	66,805	68,387
Additional paid-in capital	130,621	110,842
Retained earnings	138,702	112,506
Other, net	(5,124)	(4,051)

Total shareholders' equity	331,004	287,684

Total Liabilities and Shareholders' Equity	$511,603	$445,630

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year (52 Weeks) Ended
(In thousands)	Dec. 29, 2006	Dec. 30, 2005
Cash Flows from Operating Activities
Net Earnings	$149,766	$125,854
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	26,046	23,496
Deferred income taxes	(6,597)	1,260
Share-based compensation	8,392	--
Excess tax benefit related to share-based payment arrangements	(2,857)	--
Change in:
Accounts receivable	(3,584)	(9,101)
Inventories	(15,587)	4,524
Trade accounts payable	(74)	701
Salaries, wages and commissions	1,917	2,239
Retirement benefits and deferred compensation	(12)	396
Other accrued liabilities	(2,302)	1,189
Other	521	2,666

Net cash from operating activities	155,629	153,224

Cash Flows from Investing Activities
Property, plant and equipment additions	(33,652)	(19,904)
Proceeds from sale of property, plant and equipment	128	239
Capitalized software additions	(202)	(802)
Acquisitions of businesses, net of cash acquired	(30,676)	(111,005)

Net cash used in investing activities	(64,402)	(131,472)

Cash Flows from Financing Activities
Borrowings on notes payable and lines of credit	58,762	82,937
Payments on notes payable and lines of credit	(49,169)	(80,439)
Excess tax benefit related to share-based payment arrangements	2,857	--
Common stock issued	12,008	10,481
Common stock retired	(87,570)	(42,297)
Cash dividends paid	(39,429)	(35,805)

Net cash provided by (used in) financing activities	(102,541)	(65,123)

Effect of exchange rate changes on cash	(1,479)	1,481

Net increase (decrease) in cash and cash equivalents	(12,793)	(41,890)
Cash and cash equivalents
Beginning of year	18,664	60,554

End of year	$5,871	$18,664

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